April 18, 2005


Re: Your Investment in the GAM Funds

Dear Shareholder:

We have attempted to contact you numerous times in regards to your investment with GAM Funds. Our firm has been retained by GAM Funds, Inc., to assist shareholders with voting their proxies for the Special Meeting of Shareholders, originally scheduled for March 31st, 2005 and adjourned until April 21st. I am writing to you personally because your shares have not yet been voted and it is very important to your Fund that all shares are represented at the Special Meeting.

There are only a few days left until the Special Meeting, so please take a moment to call me at 1-800-314-9816 between the hours of 8:00 a.m. and 11:00 p.m. Eastern Time, Monday through Friday. I would be happy to review the proposal with you over the phone and I can also record your voting instructions if you wish.

Please help us to avoid another adjournment by calling and voting your shares today. Thank you in advance for your assistance with this matter.


Sincerely,


Fred Bonnell
Institutional Services Representative